Prospect Capital Provides Growth Financing to Wind River

NEW YORK, NY -- 08/01/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that Prospect has provided growth financing of approximately $15.0 million to the Wind River Resources Corporation and Wind River II Corporation (collectively, "Wind River"), a privately held oil and gas production business based in Salt Lake City, Utah.

Wind River is engaged in the exploration, development, and production of crude oil and natural gas in Utah's Uinta basin. Wind River currently owns interests in over 56,000 acres in Utah and operates all but 7,300 of these acres. The entire acreage is now covered by high resolution 3-D seismic surveys.

Wind River is led by Thomas Bachtell, Chief Executive Officer, and Marc Eckels, Chief Operating Officer, who together have more than six decades of experience in the oil and gas production industry, including in the legal, operational, geological, and engineering functions. Wind River has been a leader in the Rocky Mountains in the use of 3-D seismic technology to image potential oil and gas prospects. Its seismic activities were featured in, and on the cover of, the Oil and Gas Journal, on March 21, 2005, with a focus on the initial 28 square-mile North Hill Creek survey.

Wind River is utilizing Prospect's financing for the drilling and completion of new wells, as well as the refinancing of existing indebtedness. Prospect's investment is in the form of a senior secured debt instrument with a first lien on all assets of Wind River, including receivables, wells, leases, and other infrastructure. Prospect has received a net profit interest in Wind River as part of its investment.

"This financing allows Wind River to accelerate its drilling program, enabling us to realize the true potential of our asset base," said Marc Eckels, Chief Operating Officer of Wind River.

"We like this management team's track record of development using 3-D seismic interpretation to high grade its portfolio of drilling locations," said David Belzer, a Managing Director with Prospect Capital Management.

"The Wind River transaction brings the overall Prospect portfolio to approximately 70% in senior secured and collateralized positions, with the balance largely in second lien secured positions, and the vast bulk in energy-related companies, a different profile from the subprime residential housing mortgage market," said John F. Barry, Chairman and Chief Executive Officer of Prospect.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577